Exhibit 99.1

For release: Feb. 23, 2022

Contact: Brian Dingerdissen

Essential Utilities Inc.

Investor Relations

O: 610-645-1191

BJDingerdissen@Essential.co

Erin O’Donnell

Communications and Marketing

Media Hotline: 1-877-325-3477

Media@essential.co

Essential Utilities reports record financial results for 2021

$1.67 earnings per share for the year

$471 million in signed municipal acquisition agreements

$1 billion record investment in infrastructure improvements

BRYN MAWR, Pa. – Essential Utilities Inc. (NYSE: WTRG), today reported results for the fourth quarter and year ended Dec. 31, 2021.

“2021 was our first full year as Essential Utilities, during which we continued to build on our 135-plus-year legacy. We are pleased to report another year of operational excellence, strong growth, and record investment in infrastructure,” said Essential Chairman and Chief Executive Officer Christopher Franklin. “These accomplishments along with reporting financial results in line with expectations during a year filled with so many challenges, including Winter Storm Uri, Hurricane Ida, and the continued impact of COVID-19, demonstrate the resiliency of the platform we have built as a premier water and gas utility and our dedication to our mission of providing essential natural resources to our customers.”

“As we look to 2022, I am confident that we have positioned ourselves to play a critical role in solving our country’s infrastructure challenges while recognizing our responsibility to be an industry leader in protecting our environment,” said Franklin.

Full-year 2021 Operating Results

Essential reported total operating revenues of $1.88 billion in 2021, an increase of 28.4% compared to $1.46 billion in the prior year. Operations and maintenance expenses were $550.6 million for 2021 compared to $528.6 million in the prior year. Essential’s net income of $431.6 million or $1.67 per share (GAAP) compared to $284.8 million or $1.12 per share (GAAP) reported through the same period of 2020.

Year-over-year comparisons were impacted by the Peoples transaction, which closed on March 16, 2020. For the fiscal year 2020, the results of Peoples have been included in our consolidated financial statements as of the closing date. Results for 2021 include the full year of operating results of Peoples, which comprises the company’s regulated natural gas segment. In 2020, adjusted income and adjusted income per share (both non-GAAP financial measures) excluded Peoples-related transaction expenses and fourth-quarter 2020 rate credits. Adjusting for those items, Essential’s adjusted income in 2020 was $322.1 million (non-GAAP), or $1.27 per share (non-GAAP). When compared to the adjusted income in 2020, earnings on a per-share basis in 2021 increased 31.5%; however, the 2020 figure only reflects operational results of Peoples for nine-and-a-half months of the year. Please refer to the reconciliation of GAAP to non-GAAP financial measures later in this press release for additional information on Essential’s use of non-GAAP financial measures as a supplement to its GAAP results. “I am pleased with our 2021 financial results, which were aligned with our stated long-term earnings growth target of 5 to 7%,” said Franklin.

Fourth Quarter 2021 Operating Results

Essential reported net income of $116.5 million for the fourth quarter of 2021, compared to $102.7 million reported for the same quarter in 2020. Earnings per share were $0.44 for the quarter, an increase of 10.0% compared to $0.40 in the fourth quarter of 2020. Fourth quarter 2020 rate credits, regulated water segment customer growth and volume, and rates & surcharges were offset by decreased volume in the regulated natural gas segment and increased expenses and other items.

Revenues increased to $535.7 million in the fourth quarter compared to $474.0 million in the same period of 2020, an increase of 13.0%. Recovery of higher purchased gas costs, fourth quarter 2020 rate credits, and additional revenues from customer growth as well as rates and surcharges and volume from the regulated water segment were the largest contributors to the increase in revenues for the quarter. Operations and maintenance expenses increased slightly to $158.6 million for the fourth quarter of 2021 compared to $157.2 million in the fourth quarter of 2020. The 0.9% increase in operations and maintenance expenses was primarily a result of employee-related costs.

Essential’s regulated water segment reported revenues for the quarter of $243.8 million, an increase of 4.9% compared to $232.5 million in the fourth quarter of 2020. Rates and surcharges and customer growth were the largest contributors to the increase in revenues for the period. Operations and maintenance expenses for Essential’s regulated water segment increased to $89.5 million for the fourth quarter of 2021 compared to $80.0 million in the fourth quarter of 2020, due to additional employee-related expenses, production expenses and the absence of a favorable insurance rebate received in 2020.

Essential’s regulated natural gas segment reported revenues for the quarter of $280.5 million, compared to $234.1 million in the fourth quarter of 2020. Purchased gas costs were $130.3 million for the quarter as compared to $87.5 million for the same quarter in 2020. As a result, the recovery of higher purchased gas costs was the largest driver in the increase of revenues. Operations and maintenance expenses for the same period for Essential’s regulated natural gas segment decreased to $68.6 million, from $71.9 million in the fourth quarter of 2020.

Dividend

On Jan. 31, 2022, Essential’s board of directors declared a quarterly cash dividend of $0.2682 per share of common stock. This dividend will be payable on Mar. 1, 2022, to shareholders of record on Feb. 11, 2022. The company has paid a consecutive quarterly cash dividend for more than 77 years.

Water Utility Acquisition Growth

In 2021, Essential invested $36.3 million to acquire two water and wastewater systems. These acquisitions added approximately 7,700 new customer equivalents to the company’s footprint. Coupled with organic growth, the company increased its water and wastewater customer base by nearly 2% with more than 19,500 new customer connections. Essential’s continued acquisition growth enables the company to provide safe and reliable water and wastewater service to an even larger customer base.

The company currently has eight signed purchase agreements to acquire additional water and wastewater systems that are expected to serve approximately 235,000 equivalent retail customers or equivalent dwelling units and add over $471 million in rate base. These include the recently announced agreements to acquire the City of Beaver Falls wastewater system in western Pennsylvania for $41.25 million and the Southern Oaks water system for $3.33 million in Texas, which collectively serve approximately 8,340 customer equivalents. Also included is the company’s agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA), a Pennsylvania sewer authority, for $276.5 million that serves approximately 198,000 equivalent dwelling units in the Philadelphia suburbs.

The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents approximately 415,000 total customers.

Capital Expenditures

In 2021, Essential invested a record amount of over $1.0 billion to improve its regulated water and natural gas infrastructure systems and to enhance customer service across its operations. The majority of this investment was for the replacement of 470 miles of gas or water mains. With this achievement, the company believes it is among the leaders in the country at replacing miles of underground utility pipe. The company is committed to maintaining elevated levels of infrastructure investment. The company will invest approximately $1 billion in 2022 to replace and expand its water and wastewater utility infrastructure and to replace and upgrade its natural gas utility infrastructure, with the latter leading to significant reductions in methane emissions that occur in aged gas pipes. In total, infrastructure investments of approximately $3 billion are expected through 2024 to improve water and natural gas systems and better serve customers through improved information technology. The capital investments made to rehabilitate and expand the infrastructure of the communities’ Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources.

Environmental, Social and Governance

As announced earlier this month, Essential reaffirmed its ESG commitments. As of year-end 2021, the company reached 15% people of color in our employee base towards our multi-year target of 17%, which was established to reflect the diversity of our service areas. In controllable spending, the company purchased nearly 11% of goods and services, by dollar value, from diverse suppliers towards our multi-year target of 15%.

The company remains on track and has made strong progress towards substantially reducing Scope 1 and 2 greenhouse gas emissions by 2035. This is achievable through extensive gas pipeline replacement, renewable energy purchasing, accelerated methane leak detection and repair, and various other planned initiatives. Since making these commitments, the company has already achieved an estimated 7% reduction in Scope 1 and 2 emissions from our 2019 baseline, towards our 60% reduction target, based mainly on pipe replacement. Essential also reaffirmed its industry-leading, multi-year plan to ensure that finished water does not exceed 13 parts per trillion (ppt) of PFOA, PFOS, and PFNA compounds across all states served by its regulated water segment.

“While we do not make ESG commitments for accolades, we were pleased to be recognized recently for the company’s continued dedication to doing the right thing. We were pleased to be named one of Newsweek’s Most Responsible Companies and were equally pleased to see strong improvements to our ESG ratings from Sustainalytics and MSCI, which we now believe more accurately reflect the status of our ESG program. Previously, in 2021, our ISS QualityScore ratings moved us to among the top performers across the industry, where we remain.” added Franklin.

Financing

At year-end 2021, Essential’s weighted average cost of fixed-rate long-term debt was 3.61%, and the company had $850 million available on its credit lines. The company is committed to maintaining strong investment-grade credit ratings with S&P and Moody’s.

Rate Activity

In 2021, the company’s regulated water segment received rate awards or infrastructure surcharges in Illinois, Indiana, New Jersey, North Carolina, Ohio, Pennsylvania, and Virginia, totaling an estimated increase in annualized revenues of $28.8 million. Additionally, the company’s regulated natural gas segment has received rate awards or infrastructure surcharges in Pennsylvania and Kentucky, totaling an estimated increase in annualized revenues of $1.3 million.

To date in 2022, the company’s regulated water segment received rate awards or infrastructure surcharges in Illinois, North Carolina, Ohio, and Pennsylvania of $8.2 million, and the company’s regulated natural gas segment received a rate award in Kentucky of $5.2 million. The company currently has rate proceedings for base rate pending in Pennsylvania and Ohio for its regulated water segment, which would add an estimated $106.4 million in incremental revenue.

2022 Essential Guidance

On Feb. 3, Essential published guidance for 2022. With regard to this guidance, Essential continues to monitor the effects of the COVID-19 pandemic on its customers, employees and the business and will update guidance impacts from the pandemic in the future if needed. This guidance is based on the inclusion of signed water and wastewater acquisitions but does not factor in the impact of the expected continuation of significant water and wastewater customer growth from acquisitions.

The following is the company’s 2022 full-year guidance:

•	Net income per diluted common share of $1.75 to $1.80
•	Continuation of the company’s stated long-term earnings per share growth CAGR of 5 to 7% for the three-year period 2021 through 2024. The company expects to reaffirm the long-term earnings per share growth guidance after the completion of significant regulatory processes this spring
•	Regulated infrastructure investments of approximately $1 billion annually through 2024, weighted towards the regulated water segment
•	Regulated water segment rate base compound annual growth rate of 6 to 7% through 2024
•	Regulated natural gas segment rate base compound annual growth rate of 8 to 10% through 2024

•	Average annual regulated water segment customer (or equivalent dwelling units) growth of between 2 and 3% from acquisitions and organic customer growth
•	Gas customer count stable for 2022

ESG Guidance and Commitments

•	Reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from our 2019 baseline
•	Multi-year plan to increase diverse supplier spend to 15%
•	Multi-year plan to reach 17% employees of color
•	Multi-year plan to ensure that finished water does not exceed 13 parts per trillion (ppt) of PFOA, PFOS, and PFNA compounds

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

Earnings Call Information

Date: Feb. 24, 2022

Time: 11 a.m. EST (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 7024618

The company’s conference call with financial analysts will take place Thursday, Feb. 24, 2022, at 11 a.m. Eastern Standard Time. The call and presentation will be webcast live so that interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on Feb. 24, 2022, for 10 business days following the call. To access the audio replay in the U.S., dial 888-203-1112 (pass code 7024618). International callers can dial +1 719-457-0820 (pass code 7024618).

About Essential

Essential is one of the largest publicly traded water, wastewater, and natural gas providers in the U.S., serving approximately 5 million people across 10 states under the Aqua and Peoples brands. Essential is committed to excellence in proactive infrastructure investment, regulatory expertise, operational efficiency, and environmental stewardship. The company recognizes the importance water and natural gas play in everyday life and is proud to deliver safe, reliable services that contribute to the quality of life in the communities it serves. For more information, visit http://www.essential.co.

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the company’s role in the United States’ infrastructure investments; its ability to be an industry leader in protecting the environment; the guidance range of adjusted income per diluted common share for the fiscal year ending in 2022; the continuation of the three-year period of earnings growth through 2024; the anticipated amount of capital investment in 2022; the anticipated amount of capital investment from 2022 through 2024; the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035; that the Company’s pipeline replacement program will lead to significant methane reductions; that the Company’s municipal growth pipeline is strong; that the Company will help solve the nation’s infrastructure challenge; the company’s ability to increase diverse supplier spend to 15%; the company’s ability to achieve 17% employees of color; the company’s anticipated rate base growth from 2022 through 2024; and, the company’s ability to accelerate the replacement of aged gas pipes. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: disruptions in the global economy; financial and workforce impacts from the COVID-19 pandemic; the continuation of the company’s growth-through-acquisition program; the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to successfully close municipally owned systems presently under agreement; the company’s ability to continue to deliver strong results; the company’s ability to continue to pay its dividend, add shareholder value and grow earnings; municipalities’ willingness to privatize their water and/or wastewater utilities; the company’s ability to control expenses and create and maintain efficiencies; the company’s ability to acquire municipally owned water and wastewater systems listed in its “pipeline”; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly, and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRGF

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Operating revenues	$535,687	$473,998	$1,878,144	$1,462,698
Operations and maintenance expense	$158,635	$157,196	$550,580	$528,611

Net income	$116,506	$102,707	$431,612	$284,849

Basic net income per common share	$0.45	$0.40	$1.68	$1.14
Diluted net income per common share	$0.44	$0.40	$1.67	$1.12

Basic average common shares outstanding	261,749	254,403	257,487	249,768
Diluted average common shares outstanding	262,217	254,774	258,180	254,629

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Operating revenues	$535,687	$473,998	$1,878,144	$1,462,698

Cost & expenses:
Operations and maintenance	158,635	157,196	550,580	528,611
Purchased gas	137,724	92,811	340,262	165,745
Depreciation	75,184	69,777	292,191	251,443
Amortization	1,145	1,204	5,761	5,616
Taxes other than income taxes	23,422	20,173	86,641	76,597
Total	396,110	341,161	1,275,435	1,028,012

Operating income	139,577	132,837	602,709	434,686

Other expense (income):
Interest expense	52,772	51,785	207,709	188,435
Interest income	(1,094)	(17)	(2,384)	(5,363)
Allowance for funds used during construction	(6,870)	(3,966)	(20,792)	(12,687)
Gain on sale of other assets	(353)	(303)	(976)	(661)
Equity loss in joint venture	—	91	—	3,374
Other	(1,455)	(213)	(2,848)	(3,383)
Income before income taxes	96,577	85,460	422,000	264,971
Provision for income taxes benefit	(19,929)	(17,247)	(9,612)	(19,878)
Net income	$116,506	$102,707	$431,612	$284,849

Net income per common share:
Basic	$0.45	$0.40	$1.68	$1.14
Diluted	$0.44	$0.40	$1.67	$1.12

Average common shares outstanding:
Basic	261,749	254,403	257,487	249,768
Diluted	262,217	254,774	258,180	254,629

Essential Utilities, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

The Company is providing disclosure of the reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures “adjusted operating revenues” “adjusted income” and “adjusted income per common share” provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results.

This reconciliation includes a presentation of the non-GAAP financial measures “adjusted income” and “adjusted income per common share” and have been adjusted for the following items:

(1) Transaction-related expenses for the Company’s Peoples acquisition that closed on March 16, 2020, which consists of costs recorded as operations and maintenance expenses for the three months ended March 31, 2020 of $25,397, primarily representing expenses associated with investment banking fees, obtaining regulatory approvals, legal expenses, and integration planning;

(2) Transaction-related rate credits, for the Company’s Peoples acquisition, issued to Pennsylvania utility customers in September and December 2020; and

(3) The income tax impact of the non-GAAP adjustments described above.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable Securities and Exchange Commission regulations. These non-GAAP financial measures are derived from our consolidated financial information and is provided to supplement the Company’s GAAP measures, and should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.

The following reconciles our GAAP results to the non-GAAP information we disclose :

	Quarter Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020 (A)
Operating revenues (GAAP financial measure)	$535,687	$473,998	$1,878,144	$1,462,698
(2) Transaction-related rate credits issued to utility customers	—	18,924	—	23,004
Adjusted operating revenues (Non-GAAP financial measure)	$535,687	$492,922	$1,878,144	$1,485,702

	Quarter Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020 (A)

Net income (GAAP financial measure)	$116,506	$102,707	$431,612	$284,849
Adjustments:
(1) Transaction-related expenses for the Peoples transaction closed March 16, 2020	—	—	—	25,573
(2) Transaction-related rate credits issued to utility customers	—	18,924	—	23,004
(3) Income tax effect of non-GAAP adjustments	—	(5,468)	—	(11,295)
Adjusted income (Non-GAAP financial measure)	$116,506	$116,163	$431,612	$322,131

Net income per common share (GAAP financial measure):
Basic	$0.45	$0.40	$1.68	$1.14
Diluted	$0.44	$0.40	$1.67	$1.12

Adjusted income per common share (Non-GAAP financial measure):
Basic	$0.45	$0.46	$1.68	$1.29
Diluted	$0.44	$0.46	$1.67	$1.27

Average common shares outstanding:
Basic	261,749	254,403	257,487	249,768
Diluted	262,217	254,774	258,180	254,629

(A) Includes People’s operating results as of the closing date of the Peoples acquisition, March 16, 2020.

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	December 31,	December 31,
	2021	2020

Net property, plant and equipment	$10,251,866	$9,512,877
Current assets	437,795	380,220
Regulatory assets and other assets	3,968,617	3,812,180
	$14,658,278	$13,705,277

Total equity	$5,184,450	$4,683,877
Long-term debt, excluding current portion, net of debt issuance costs	5,779,504	5,507,744
Current portion of long-term debt and loans payable	197,146	162,551
Other current liabilities	477,917	441,322
Deferred credits and other liabilities	3,019,261	2,909,783
	$14,658,278	$13,705,277